Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-8 Nos. 333-239879, 333-252962, 333-263787, 333-269223,and 333-278112) pertaining to the 2020 Incentive Award Plan, as amended, and the 2020 Employee Stock Purchase Plan of GoHealth, Inc.;

(2)	Registration Statement (Form S-8 No. 333-261770) pertaining to the 2021 Inducement Award Plan of GoHealth, Inc.;
(3)	Registration Statement (Form S-8 No. 333-265442) pertaining to the 2020 Incentive Award Plan and the 2021 Inducement Award Plan of GoHealth, Inc.;

of our reports dated February 27, 2025, with respect to the consolidated financial statements of GoHealth, Inc. included in this Annual Report (Form 10-K) of GoHealth, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2025